Trans World Entertainment
Moderator: Rich Tauberman
05/22/2008 - 10:00 AM ET
Confirmation # 1240072

Trans World Entertainment

Moderator: Rich Tauberman
May 22, 2008
10:00 AM ET

Operator:	Good day, ladies and gentlemen and welcome to the first quarter 2008 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session with instructions following at that time. If anyone requires assistance during the conference, please press star, then zero, on your Touch-Tone telephone. And, as a reminder, the conference is being recorded. Now, ladies and gentlemen, the host for today's conference is the Chairman and CEO of Trans World Entertainment, Bob Higgins.

Bob Higgins:	Thank you, Tyrone. Good morning everyone. On the call with me today are Jim Litwak, our President and Chief Operating Officer and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our first quarter results. We'll take questions following our comments.

Total sales in the first quarter decreased 19% to $233 million. Comp store sales decreased 6% during this period. During the quarter, music sales continued to decline; however, we were encouraged by positive comp store sales results in video, video games and our other categories which include accessories, electronics and trend. Jim will now take you through the sales highlights for the quarter. Jim?

Jim Litwak:	Thank you, Bob. Good morning. As Bob mentioned, overall Q1 comp sales declined 6%. This was primarily driven by the continued decline of the music category, which was down 23% on a comp bases. The lack of new releases cost our Top 50 to drop 30% on a comp basis to last year. The music category represented 37% of our business for the quarter, down from 44% last year.

We did, however, reduce the rate of music decline from a negative 27% in the fourth quarter. As the industry declines, we are committed to improving our market share.

Video sales increased 4% on a comp basis despite a weakness in new releases. This lack of new releases caused Top 50 to decline 12%. Video now represents 41% of our business, up from 38%. Our strength in catalog continues to drive this business as the studios recognize our ability to differentiate ourselves versus the competition to expanded assortment and depth of product.

Trans World Entertainment
Moderator: Rich Tauberman
05/22/2008 - 10:00 AM ET
Confirmation # 1240072

Comparable store sales in our video game category increased 11% and represented 8% of our business, up from 7% last year. Our Top 50 in video games increased 12% on a comp basis versus last year. This was primarily driven by the release of Grand Theft Auto IV in April.

Last September, we reduced the number of stores carrying videogames to 400 from over 600 with a strategy to build this business on the allocations of product to fewer stores and strengthening our game selling culture. We are now beginning to see a payoff from that change in strategic direction.

The 400 stores increased their business by 19% in the game category. Once we have established ourselves as a force in this category, we plan on expanding it to other stores.

Comparable store sales for electronics, accessories and trend increased 17% on a combined basis and represented 14% of our business in the quarter compared to 11% last year. We continue to improve these categories, especially trend, and we have set the stage for strong growth going forward. We are looking to strengthen the foundation to provide all things entertainment to our customer.

In regards to our product mix, we continue to tailor our selection to meet our customer's needs including adding space for video, video games and our other category, which consists of electronics, accessories and trend. We saw growth in each of these categories this past quarter.

John will now take you through the financial results for our first quarter.

John Sullivan:	Thank you, Jim. Good morning. Our net loss for the quarter was $11.8 million or $0.38 per share. Last year our net loss was $9.1 million or $0.29 per share. Our loss before income taxes, however, improved to $11.7 million for the quarter compared to $15.8 million last year.

As mentioned during our year end conference call, the company will not be recording a tax benefit against pretax losses in accordance with the circumstances requiring us to record a full valuation allowance against our deferred tax assets at the end of fiscal 2007.

Accordingly, the Company recorded an income-tax expense of $100,000 during the quarter compared to an income-tax benefit of $6.7 million last year. Our gross margin rate for the quarter decreased to 35.7% from 36.5% last year. 25 basis points of the decline is due to the net realization of capitalized distribution costs and cost of sales associated with the reduction of inventory from year end. And 43 basis points is due to clearance markdowns taken in the quarter.

SG&A expenses were $88.3 million, a reduction of 19.4% on a sales decline of 18.8% improving the percent of sales 30 basis points to 38.0% from last year's 38.3% .

During the quarter, the Company sold its Canton distribution facility for $6.3 million resulting in a net gain of $3.1 million, which is included in SG&A expenses and favorably impacts our rate to sales by 130 basis points.

Trans World Entertainment
Moderator: Rich Tauberman
05/22/2008 - 10:00 AM ET
Confirmation # 1240072

Our operating expenses in the quarter were down 15.5% on a sales decline of 18.8% . Reducing expenses in relation to sales is a constant focus of ours. EBITDA was a loss of $5.3 million in the quarter, $100,000 more than last year's $5.2 million.

Our net interest expense was $900,000 in the quarter versus $1.4 million last year. The decrease is due to both lower borrowings and lower interest rates on our line of credit. We ended the quarter with borrowings under our line of credit of $23 million, compared to last year of $55 million.

Year-over-year we have lowered our inventory by $78 million. Our quarter end inventory position was $417 million versus last year's $495 million. On a square foot basis, this is $83 a foot versus $84 last year.

During the quarter, we closed 14 stores and did not open any new stores. We finished the quarter with 799 stores in operation and square feet totaling 5 million versus last year's 972 stores and square feet totaling 5.9 million.

I'll now turn it back to Bob to complete our comments.

Bob Higgins:	Thank you, John. While we continue to operate in a challenging sales environment, we feel we have taken some positive steps in the first quarter. The closing and sale of our Canton distribution facility soon after year end will enable us to reduce expenses and decrease our inventory investment going forward improving liquidity and reducing debt.

Despite a 23% decline in music, we're able to manage the business to a mid single-digit comp in sales decline for the quarter on the strength of positive comp sales and our non-music categories.

During 2008, we remain focused on our core strategy which centers on strengthening the f.y.e. brand, increasing sales in our core categories while expanding other entertainment product lines, improving our selling culture, and improving the in-store experience and visual presence.

We are continuing the process of reorienting our marketing and merchandising and are focusing more on targeting locally and regionally by adjusting inventory allocation to match customer demographics and marketing our stores aggressively to highlight their strength. We are increasing our overall marketing effort in 2008 and plan to expand our use of television and radio.

As a company, we had the experience and leadership necessary to overcome the challenges that face us today as we execute our transition to the preferred destination for all things entertainment.

I would now like to open up the call for any questions anyone has. Tyrone, if you could set us up.

Operator:	Thank you, sir. Ladies and gentlemen, if you have a question or comment at this time, please press the number one key on your Touch-Tone telephone. If your question has been answered and you wish to remove yourself from the queue,

Trans World Entertainment
Moderator: Rich Tauberman
05/22/2008 - 10:00 AM ET
Confirmation # 1240072

you may do so by pressing the pound key. Again, if you have a question or comment at this time, please press the number one key on your Touch-Tone telephone. Our first question is from Ian Corydon of B. Riley & Company. Your line is open.

Ian Corydon:	Regarding square footage in your stores could you just talk about how much square footage is coming away from music and how that's being allocated between the other categories.

John Sullivan:	I'd say that we reported last year we reduced the square footage in the CD area by about 10% or so and allocated that out to expand the DVD assortment, expand the music DVD assortment and in some cases also expanding the trend boutique merchandise product.

Ian Corydon:	That sounded like that was over the past year. How about looking forward a year from now?

John Sullivan:	Looking forward a year from now we're pretty comfortable right now in terms of how we have our music allocation. Actually, the opportunity exists on the music side to see what we can do from a catalog perspective. What Bob had mentioned before in regards to how we're marketing our stores and remerchandising our stores, we feel that there's a greater opportunity in some of the secondary and tertiary genres and frankly we can go after that business.

So, it's not for want of additional space with the other product lines which continue to grow nicely. It's a want of making the space that the products are in even more productive.

Ian Corydon:	Could you just talk about your capital expenditure plan for the year and then your inventory per square foot goal; where you expect to be by the end of the year?

Bob Higgins:	On the CapEx, our plan this year is $15 million of which about $5 million of that is discretionary spend. So, our expenditures will be in that $10 million to $15 million. Our goal on an inventory per foot basis is to finish up this year at $80 a foot.

Tyrone, do we have any other questions?

Operator:	Thank you, sir. Our next question is from Edward Woo of Wedbush. Your line is open.

Edward Woo:	Great. I had a clarifying question. Did you say that video was plus 4% comp for the quarter?

Bob Higgins:	Yes, we did.

Edward Woo:	Okay. Is there any particular reason why -- how you guys are able to get it back positive versus negative last quarter? And also on the video game comps of up 11%. How much of that do you think was held back by a lack of hardware inventory?

Trans World Entertainment
Moderator: Rich Tauberman
05/22/2008 - 10:00 AM ET
Confirmation # 1240072

Bob Higgins:	Well, in regards to the video game issue I think a lot of that was held back by a lack of hardware game inventory and frankly that was one of the reasons why we reduced our store count to the 400. We felt that with allocations being tight, we were better served by making more meaningful statements in the smaller stores, building our business, strengthening our selling organization and then laying the foundation to be able to expand back as that business became more meaningful in the 400 stores that we're in.

On the video side, frankly, it's really been the growth of catalog, the narrowing down of high def going to just one format, which was Blue-ray. That has helped us as well. So, those two things -- and strong promotional opportunities on the video side have enabled us to continue to stake out growth in market share in that category.

Edward Woo:	Great. And one last question I have is do you guys -- do guys maintain any guidance for this fiscal year that you guys gave last quarter?

Bob Higgins:	Yes. We're sticking to the guidance that we gave at year end which is basically managing our business to a negative, mid single-digit comp with a total sales decline of 17%. We would reiterate that our gross margin rate should be in the same area as 2007. And we had previously said that we expected our EBITDA to be between $5 million and $10 million and we're still looking at that number.

Edward Woo:	Great. Thank you.

Operator:	Thank you. And, again, ladies and gentlemen, if you have a question or comment at this time, please press the number one key on your Touch-Tone telephone. I show no further questions at this time, sir. Please proceed with any further remarks.

Bob Higgins:	Okay. Thank you, Tyrone. I'd just like to say that we look forward to discussing with everyone our second quarter results. We will continue to make improvement this year and we look forward to talking to you then.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect and everyone have a wonderful day.